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                                   Exhibit 5
                                   ---------

Clyde A. Billings, Jr.
Vice President and Counsel
FIRST TENNESSEE NATIONAL CORPORATION
P. O. Box 84
Memphis, Tennessee  38101
(901) 523-5679
Cable Firbank

February 13, 1995

Board of Directors
First Tennessee National Corporation
165 Madison Avenue
Memphis, TN  38103

Gentlemen:

         I have acted as counsel to First Tennessee National Corporation, a Tennessee corporation (the"Company"), in connection with the registration on Form S-3, Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 841,341 shares (the "Securities") of Common Stock, par value $2.50 per share, of the Company and associated stock purchase rights (the "Rights") to be issued pursuant to the Shareholder Protection Rights Agreement dated as of September 7, 1989 (the "Rights Agreement") between the Company and First Tennessee Bank National Association ("FTB"), as Rights Agent (the "Rights Agent"). The Securities are to be sold by certain shareholders (the "Selling Shareholders") from time to time pursuant to that certain Registration Rights Agreement by and among the Company and the Selling Shareholders dated as of January 3, 1995, and as described in the Registration Statement. The Securities were issued to the Selling Shareholders in exchange for shares of common stock of Carl I. Brown and Company ("CIB") pursuant to the terms of the Agreement and Plan of Merger dated as of September 6, 1994, by and among the Company, FTB and CIB. I have examined the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate the purposes of this opinion.

         Upon the basis of such examination, it is my opinion that:

         1. The Securities have been duly issued pursuant to the terms of the Agreement and are validly issued, fully paid and non-assessable.

         2.      The Rights attributable to the Securities are validly issued.


         In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

         The foregoing opinion is limited to the federal laws of the United States and the law of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
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         I hereby consent to the filing of this opinion as a exhibit to the
Registration Statement, and to the reference to me in the Prospectus that is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,

Clyde A. Billings, Jr.

Clyde A. Billings, Jr.